Exhibit 99.1

Abeona Therapeutics Appoints Carsten Thiel, Ph.D., as Chief Executive Officer

•	Company strengthens management team with biopharmaceutical veteran bringing extensive commercial experience in life-threatening rare diseases
•	Tim Miller, Ph.D. continues as president and assumes chief scientific officer role

NEW YORK and CLEVELAND, April 02, 2018 (GLOBE NEWSWIRE) – Abeona Therapeutics Inc. (NASDAQ:ABEO), a leading clinical-stage biopharmaceutical company focused on developing novel cell and gene therapies for life-threatening rare genetic diseases, today announced the appointment of Carsten Thiel, Ph.D., as Chief Executive Officer. Timothy J. Miller, Ph.D., will remain President and assume the position of Chief Scientific Officer in charge of the company’s expanding clinical and preclinical research programs. Dr. Thiel most recently served as the Executive Vice President and Chief Commercial Officer of Alexion Pharmaceuticals, Inc. where he led global commercial operations bringing innovative and life-transformative therapies for rare diseases to patients.

“The past year has been an extraordinary time in the history of Abeona, including significant progress in our clinical development programs and establishment of our new manufacturing facility in Cleveland,” said Steven Rouhandeh, Executive Chairman of Abeona. “As CEO, Carsten Thiel brings a unique combination of extensive experience in research and global rare disease commercialization to Abeona. In his recent positions, he successfully created value by building cohesive talented teams, driving the commercial success of multiple products globally and fostering entrepreneurial culture; all key aspects that will be critical to our success in these areas in the years ahead. We are very grateful to Tim Miller for his vision and leadership that have brought us to this pivotal stage in our business growth.”

Dr. Thiel brings 25 years of proven global biopharmaceutical industry experience, including rare and orphan diseases, to Abeona. Prior to leading his most recent position at Alexion, he served as its Senior Vice President, Europe/Middle East/Africa and Asia Pacific where he was responsible for driving Alexion’s global commercial operations in these regions, including maximizing the current rare disease portfolio as well as guiding the launch of anticipated new products and indications.

“I am thrilled to be joining Abeona during a period of major growth and momentum in the company’s range of promising development programs,” said Dr. Thiel. “I look forward to bringing my experience in business development, biomedical research and commercialization to the outstanding Abeona team at a time when the company is ideally positioned to rapidly expand these areas.”

Prior to joining Alexion, Dr. Thiel served as Vice President, Head of Europe at Amgen. In this role, he led regional operations and was responsible for multiple products in hematology/oncology, nephrology, and bone disorders, and prepared for new product launches in inflammation and cardiology. He also held various other senior leadership positions at Amgen, including General Manager, Germany, and General Manager, CEE, where he led all markets in Eastern Europe and established Amgen’s operations in Russia. He also served as Head of the Oncology franchise in Europe during the time of several blockbuster product launches. Prior to Amgen, Dr. Thiel held several sales and marketing leadership roles across Europe at Roche.

“As Abeona expands our innovative science and clinical research programs into new areas, I look forward to working more closely with our research and product development teams to fuel even greater success for developing novel gene and cell therapies,” said Dr. Miller. “We welcome Carsten to our team at Abeona, and remain confident that our clinical advancements and strategic decisions have solidly positioned us to plan for many promising opportunities in global product commercialization and business strategy.”

Dr. Thiel earned his doctorate in molecular biology & biochemistry at Max Planck Institute for Biophysical Chemistry in Goettingen, Germany.

About Abeona: Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing cell and gene therapies for life-threatening rare genetic diseases. Abeona's lead programs include EB-101 (gene-corrected skin grafts) for recessive dystrophic epidermolysis bullosa (RDEB), ABO-102 (AAV-SGSH), an adeno-associated virus (AAV) based gene therapy for Sanfilippo syndrome type A (MPS IIIA) and ABO-101 (AAV-NAGLU), an adeno-associated virus (AAV) based gene therapy for Sanfilippo syndrome type B (MPS IIIB). Abeona is also developing ABO-201 (AAV-CLN3) gene therapy for CLN3 disease (juvenile Batten disease), ABO-202 (AAV-CLN1) for treatment of CLN1 disease (infantile to late infantile Batten), EB-201 for epidermolysis bullosa (EB), ABO-301 (AAV-FANCC) for Fanconi anemia (FA) disorder and ABO-302 using a novel CRISPR/Cas9-based gene editing approach to gene therapy for rare blood diseases. In addition, Abeona is developing a proprietary vector platform, AIM™, for next generation product candidates. For more information, visit www.abeonatherapeutics.com.

Investor Contact:

Christine Silverstein

SVP, Finance & Investor Relations Abeona Therapeutics Inc.

+1 (646) 813-4707

csilverstein@abeonatherapeutics.com

Media Contact:

Lynn Granito

Berry & Company Public Relations

+1 (212) 253-8881

lgranito@berrypr.com

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include statements regarding the expected expansion in our business development, biomedical research and commercialization; our belief that Dr. Miller working more closely with our research and product development teams will fuel even greater success for the development of novel gene and cell therapies; and our expectation that we have many promising opportunities in global product commercialization and business strategies. We have attempted to identify forward looking statements by such terminology as “may,” will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, risks and uncertainties, including but not limited to, continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the impact of competition; the ability to develop our products and technologies; the ability to secure licenses for any technology that may be necessary to commercialize our products; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; and other risks as may be detailed from time to time in the Company's Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission.

The Company undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.